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                                                                   Exhibit 4.5


                       FINANCIAL GUARANTY INSURANCE POLICY


Obligations:      $445,000,000                             Policy Number: 36722
                  GreenPoint Home Equity Loan Trust 2001-2
                  Home Equity Loan Asset-Backed Notes, Series 2001-2
                  $100,000,000 Class A-1 Variable Rate Asset-Backed Notes
                  $100,000,000 Class A-2 Variable Rate Asset-Backed Notes
                  $245,000,000 Class A-3 Variable Rate Asset-Backed Notes
                  Class S Certificates

         MBIA Insurance Corporation (the "Insurer"), in consideration of the payment of the premium and subject to the terms of this Financial Guaranty Insurance Policy (this "Policy"), hereby unconditionally and irrevocably guarantees to any Owner that an amount equal to each full and complete Insured Payment will be received from the Insurer by The Bank of New York, or its successors, as trustee for the Owners (the "Indenture Trustee"), on behalf of the Owners, for distribution by the Indenture Trustee to each Owner of each Owner's proportionate share of the Insured Payment. The Insurer's obligations hereunder with respect to a particular Insured Payment shall be discharged to the extent funds equal to the applicable Insured Payment are received by the Indenture Trustee, whether or not such funds are properly applied by the Indenture Trustee. Insured Payments shall be made only at the time set forth in this Policy, and no accelerated Insured Payments shall be made regardless of any acceleration of the Obligations, unless such acceleration is at the sole option of the Insurer.

         Notwithstanding the foregoing paragraph, this Policy does not cover shortfalls, if any, attributable to the liability of the Trust or the Indenture Trustee for withholding taxes, if any (including interest and penalties in respect of any such liability).

         The Insurer will pay any Insured Payment that is a Preference Amount on the Business Day following receipt on a Business Day by the Fiscal Agent (as described below) of (a) a certified copy of the order requiring the return of a preference payment, (b) an opinion of counsel satisfactory to the Insurer that such order is final and not subject to appeal, (c) an assignment in such form as is reasonably required by the Insurer, irrevocably assigning to the Insurer all rights and claims of the Owner relating to or arising under the Obligations against the debtor which made such preference payment or otherwise with respect to such preference payment and (d) appropriate instruments to effect the appointment of the Insurer as agent for such Owner in any legal proceeding related to such preference payment, such instruments being in a form satisfactory to the Insurer, provided that if such documents are received after 12:00 noon, New York City time, on such Business Day, they will be deemed to be received on the following Business Day. Such payments shall be disbursed to the receiver or trustee in bankruptcy named in the final order of the court exercising jurisdiction on behalf of the Owner and not to any Owner directly unless such Owner has returned principal or interest paid on the Obligations to such receiver or trustee in bankruptcy, in which case such payment shall be disbursed to such Owner.


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         The Insurer will pay any other amount payable hereunder no later than
12:00 noon, New York City time, on the later of the Payment Date on which the related Deficiency Amount is due or the third Business Day following receipt in New York, New York on a Business Day by State Street Bank and Trust Company, N.A., as Fiscal Agent for the Insurer, or any successor fiscal agent appointed by the Insurer (the "Fiscal Agent"), of a Notice (as described below), provided that if such Notice is received after 12:00 noon, New York City time, on such Business Day, it will be deemed to be received on the following Business Day. If any such Notice received by the Fiscal Agent is not in proper form or is otherwise insufficient for the purpose of making claim hereunder, it shall be deemed not to have been received by the Fiscal Agent for purposes of this paragraph, and the Insurer or the Fiscal Agent, as the case may be, shall promptly so advise the Indenture Trustee and the Indenture Trustee may submit an amended Notice.

         Insured Payments due hereunder, unless otherwise stated herein, will be disbursed by the Fiscal Agent to the Indenture Trustee on behalf of the Owners by wire transfer of immediately available funds in the amount of the Insured Payment less, in respect of Insured Payments related to Preference Amounts, any amount held by the Indenture Trustee for the payment of such Insured Payment and legally available therefor.

         The Fiscal Agent is the agent of the Insurer only, and the Fiscal Agent shall in no event be liable to Owners for any acts of the Fiscal Agent or any failure of the Insurer to deposit, or cause to be deposited, sufficient funds to make payments due under this Policy.

         Subject to the terms of the Agreement, the Insurer shall be subrogated to the rights of each Owner to receive payments under the Obligations to the extent of any payment made by the Insurer hereunder.

         As used herein, the following terms shall have the following meanings:

         "Agreement" means the Indenture dated as of November 1, 2001 between GreenPoint Home Equity Loan Trust 2001-2, as Issuer and The Bank of New York, as Indenture Trustee, without regard to any amendment or supplement thereto, unless such amendment or supplement has been approved in writing by the Insurer.

         "Business Day" means any day other than (a) a Saturday or a Sunday (b) a day on which the Insurer is closed or (c) a day on which banking institutions in the State of New York, the State of California or in the city in which the principal corporate trust office of the Indenture Trustee under the Agreement is located are authorized or obligated by law or executive order to be closed.

         "Deficiency Amount" means (A) with respect any Class A Note, the sum of
(1) for any Payment Date the excess, if any, of (a) the sum of (i) the related Interest Payment Amount (excluding any Relief Act Shortfalls, any interest shortfalls resulting from prepayments, and any Deferred Interest) and (ii) the related Overcollateralization Deficit over (b) the Total Available Funds for the related Pool and (2) on the related Final Scheduled Payment Date, the outstanding principal balance of each related Class of Class A Notes then outstanding, after taking into account all payments to be made to such Class A Notes on that date, and (B) with respect to the Class S Certificates, the excess, if any, of (a) the amounts specified in clauses (iv) of Section 8.7(d) of the Agreement for the related Payment Date over (b) the sum of the Available Funds for each Class of Class A Notes remaining after distribution of the amounts specified in clauses (i) to (iii) of Section 8.7(d) of the Agreement.


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         "Insured Payment" means (a) as of any Payment Date, any Deficiency
Amount and (b) any Preference Amount.

         "Notice" means the telephonic or telegraphic notice, promptly confirmed in writing by facsimile substantially in the form of Exhibit A attached hereto, the original of which is subsequently delivered by registered or certified mail, from the Indenture Trustee specifying the Insured Payment which shall be due and owing on the applicable Payment Date.

         "Owner" means each Class A Noteholder or Class S Certificateholder, as the case may be (as defined in the Agreement), (other than the Indenture Trustee, the Seller, or the Servicer) who, on the applicable Payment Date, is entitled under the terms of the applicable Notes or Class S Certificates to payment thereunder.

         "Preference Amount" means any amount previously distributed to an Owner on the Obligations that is recoverable and sought to be recovered as a voidable preference by a trustee in bankruptcy pursuant to the United States Bankruptcy Code (11 U.S.C.), as amended from time to time in accordance with a final nonappealable order of a court having competent jurisdiction.

         "Relief Act Shortfalls" means interest shortfalls resulting from the application of the Soldiers' and Sailors' Civil Relief Act of 1940, as amended.

         "Total Available Funds" means, with respect to each Class of Class A Notes and on any Payment Date, the sum of (i) the Available Funds for the related Class of Class A Notes (excluding the fees of the Indenture Trustee and the premium amount payable to the Insurer), (ii) any Crossover Amounts available from the other Classes and (iii) amounts on deposit in the Reserve Fund (but only to the extent that Available Funds with respect to the related Class, plus any Crossover Amount available from the other Classes, are insufficient to pay the amounts specified in clauses (iii) and (vii) of Section 8.7(d) of the Agreement with respect to the related Class).

         Capitalized terms used herein and not otherwise defined herein shall have the respective meanings set forth in the Agreement as of the date of execution of this Policy, without giving effect to any subsequent amendment to or modification of the Agreement unless such amendment or modification has been approved in writing by the Insurer.

         Any notice hereunder or service of process on the Fiscal Agent may be made at the address listed below for the Fiscal Agent or such other address as the Insurer shall specify in writing to the Indenture Trustee.

         The notice address of the Fiscal Agent is 15th Floor, 61 Broadway, New York, New York 10006, Attention: Municipal Registrar and Paying Agency, or such other address as the Fiscal Agent shall specify to the Indenture Trustee in writing.


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         THIS POLICY IS BEING ISSUED UNDER AND PURSUANT TO, AND SHALL BE
CONSTRUED UNDER, THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF.

         The insurance provided by this Policy is not covered by the Property/Casualty Insurance Security Fund specified in Article 76 of the New York Insurance Law.

         This Policy is not cancelable for any reason. The premium on this Policy is not refundable for any reason, including payment, or provision being made for payment, prior to maturity of the Obligations.



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         IN WITNESS WHEREOF, the Insurer has caused this Policy to be executed and attested this 20th day of November 2001.

                                MBIA INSURANCE CORPORATION


                                By  /s/ [Authorized Officer]
                                   -------------------------------------
                                    President


                                Attest:


                                By  /s/ [Authorized Officer]
                                   --------------------------------------
                                    Assistant Secretary



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                                    EXHIBIT A

                         TO FINANCIAL GUARANTY INSURANCE
                              POLICY NUMBER: 36722

                         NOTICE UNDER FINANCIAL GUARANTY
                         INSURANCE POLICY NUMBER: 36722


State Street Bank and Trust Company, N.A., as Fiscal Agent
     for MBIA Insurance Corporation
15th Floor
61 Broadway
New York, NY  10006
Attention:  Municipal Registrar and
              Paying Agency

MBIA Insurance Corporation
113 King Street
Armonk, NY  10504

         The undersigned, a duly authorized officer of The Bank of New York, as indenture trustee (the "Indenture Trustee"), hereby certifies to State Street Bank and Trust Company, N.A. (the "Fiscal Agent") and MBIA Insurance Corporation (the "Insurer"), with reference to Financial Guaranty Insurance Policy Number:
36722 (the "Policy") issued by the Insurer in respect of the $445,000,000 GreenPoint Home Equity Loan Trust 2001-2, Home Equity Loan Asset-Backed Notes, Series 2001-2, $100,000,000 Class A-1 Variable Rate Asset-Backed Notes, $100,000,000 Class A-2 Variable Rate Asset-Backed Notes, and $245,000,000 Class A-3 Variable Rate Asset-Backed Notes, and Class S Certificates (the "Obligations"), that:

                  (a) the Indenture Trustee is the indenture trustee under the Indenture dated as of November 1, 2001, between GreenPoint Home Equity Loan Trust 2001-2, as Issuer and the Indenture Trustee, as indenture trustee for the Owners;

                  (b) the amount due under clause (A) of the definition of
         Deficiency Amount for the Payment Date occurring on        (the
         "Applicable Payment Date") with respect to the Class A-1 Notes is
         $        ;

                  (c) the amount due under clause (A) of the definition of Deficiency Amount for the Applicable Payment Date with respect to the
         Class A-2 Notes is $         ;

                  (d) the amount due under clause (A) of the definition of Deficiency Amount for the Applicable Payment Date with respect to the
         Class A-3 Notes is $                 ;

                  (e) the amount due under clause (B) of the definition of Deficiency Amount for the Applicable Payment Date with respect to the
         Class S Certificates is $                 ;

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                  (f) the sum of the amounts listed in paragraphs (b), (c), (d)
         and (e) above is $                  (the "Deficiency Amount");

                  (g) the amount of previously distributed payments on the Obligations that is recoverable and sought to be recovered as a voidable preference by a trustee in bankruptcy pursuant to the Bankruptcy Code in accordance with a final nonappealable order of a
         court having competent jurisdiction is $     (the "Preference Amount");

                  (h) the total Insured Payment due is $                 ,
         which amount equals the sum of the Deficiency Amount and the Preference Amount;

                  (i) the Indenture Trustee is making a claim under and pursuant to the terms of the Policy for the dollar amount of the Insured Payment set forth in (f) above to be applied to the payment of the Deficiency Amount for the Applicable Payment Date in accordance with the Agreement and for the dollar amount of the Insured Payment set forth in (g) above to be applied to the payment of any Preference Amount; and

                  (j) the Indenture Trustee directs that payment of the Insured Payment be made to the following account by bank wire transfer of federal or other immediately available funds in accordance with the terms of the Policy: [INDENTURE TRUSTEE'S ACCOUNT NUMBER].

         Any capitalized term used in this Notice and not otherwise defined herein shall have the meaning assigned thereto in the Policy.

Any Person Who Knowingly And With Intent To Defraud Any Insurance Company Or Other Person Files An Application For Insurance Or Statement Of Claim Containing Any Materially False Information, Or Conceals For The Purpose Of Misleading, Information Concerning Any Fact Material Thereto, Commits A Fraudulent Insurance Act, Which Is A Crime, And Shall Also Be Subject To A Civil Penalty Not To Exceed Five Thousand Dollars And The Stated Value Of The Claim For Each Such Violation.

         IN WITNESS WHEREOF, the Indenture Trustee has executed and delivered
this Notice under the Policy as of the        day of        ,         .

                               The Bank of New York, as Indenture Trustee


                               By
                                  ---------------------------------------
                               Name
                                    -------------------------------------
                               Title
                                     ------------------------------------


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